Item 77C: Matters submitted to a vote of security holders

At a Special Meeting of Shareholders of the BB&T Funds and BB&T
Variable Insurance Funds, held on August 27, 2010, shareholders of the Funds voted to approve the following Proposals:

1. To approve an Investment Advisory Agreement between each Fund and Sterling Capital Management LLC ("Sterling") ("Proposal 1"); and

2. To approve Investment Sub-Advisory Agreement between Sterling and Scott & Stringfellow, LLC with respect to BB&T Special Opportunities Equity VIF ("Proposal 2");

The voting results for each of the Proposals were as follows:

PROPOSAL 1:                        FOR           AGAINST       ABSTAIN
BB&T Select Equity VIF
                               3,323,066.552    87,828.365   259,809.775
BB&T Capital Manager Equity VIF
                               1,120,021.010    13,282.484   144,434.383
BB&T Special Opportunities Equity VIF
                               2,351,577.460   124,116.545   152,093.419
BB&T Total Return Bond VIF
                               1,844,163.493    25,108.111    93,189.804


PROPOSAL 2:                        FOR          AGAINST        ABSTAIN
BB&T Special Opportunities Equity VIF
                               2,355,932.743   124,116.545   147,738.136